EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:

Doug Farrell

Vice President of Investor Relations

408-731-5285

AFFYMETRIX REPORTS THIRD QUARTER 2004 RESULTS

— Company Raises Full-Year Earnings Guidance and Maintains Full-Year Revenue Guidance —

Santa Clara, Calif. — October 20, 2004 — Affymetrix, Inc., (Nasdaq: AFFX) today reported its results for the third quarter of 2004.  The Company reported net income of approximately $15.4 million or $0.25 per basic and diluted share in the third quarter of 2004, as compared to a net income of $5.8 million or $0.10 per basic and diluted share in the third quarter of 2003.

Total revenue for the quarter was $79.9 million, of which $0.9 million was related to the sale of products and wafers to Perlegen Sciences, Inc., as compared to total revenue of $76.2 million in the third quarter of 2003, of which $2.7 million was related to the sale of products and wafers to Perlegen.

Third quarter 2004 product orders exceeded product revenue by $9 million. This included over $4 million in selected arrays and reagents that exceeded the Company’s inventory for those products. The Company expects the $4 million in orders to ship early in the fourth quarter.

Product and product related revenue increased to $76.2 million for the third quarter of 2004, compared to $71.1 million in the same period in 2003.  Third quarter product sales included GeneChip® array revenue of $37.5 million and instrument revenue of $16.4 million.  The year-over-year growth in product and product related revenue was driven by continued adoption of the next-generation GeneChip® instrumentation and continued growth of consumable sales including arrays and reagents. In addition, Affymetrix increased its installed base to more than 1120 GeneChip systems.

Royalties and other revenue were $2.7 million for the third quarter of 2004 compared to $2.3 million in the third quarter of 2003.

Total operating costs and expenses were $65.1 million for the third quarter of 2004 compared to $68.8 million in the third quarter of 2003.

Cost of product and product related revenue was $19.5 million in the third quarter of 2004 compared to $24.7 million in the same period of 2003.  Product and product related gross margin was 74.5% in the third quarter of 2004 compared to 65.3% in the third quarter of 2003.

Research and development expenses were $17.8 million during the third quarter of 2004 compared to $16.5 million in the third quarter of 2003.

Selling, general and administrative expenses were $27.0 million for the third quarter of 2004 compared to $24.1 million in the third quarter of 2003.

Company Highlights

•                  Affymetrix achieved ISO Certification for the Company’s instrumentation and chip manufacturing facilities. This achievement supports CE marking (Conformité Européene) of GeneChip-based in-vitro diagnostic products for sale within the European Community.

•                  The first microarray-based instrument system for clinical diagnostics — the GeneChip® System 3000Dx — was CE marked for in-vitro diagnostic use. This begins the European commercialization of the Affymetrix platform in clinical diagnostics.  In addition, Roche Diagnostics launched the Roche AmpliChip™ CYP450 Test in Europe for clinical use.

•                  The National Human Genome Research Institute has selected Perlegen Sciences to perform over 600 million genotypes for Phase II of the International HapMap Project using Affymetrix technology.

•                  The Environmental Protection Agency will be working with Affymetrix to develop improved tests for identifying hazardous chemicals in order to protect human health and the environment.

•                  Affymetrix received a grant from the National Institute for Allergy and Infectious Diseases to develop a multi-pathogen identification DNA microarray test that is expected to offer researchers the quickest, most comprehensive test to date for combating bioterrorism.

•                  Affymetrix announced that researchers at the Broad Institute of the Massachusetts Institute of Technology and Harvard University will use Affymetrix products, including the new GeneChip® High-Throughput System, to perform large-scale, comprehensive studies in RNA expression analysis, SNP genotyping, and DNA resequencing.

•                  Affymetrix announced that Erasmus University Medical Center in Rotterdam will use Affymetrix technology in a wide variety of translational medicine initiatives ranging from pediatrics to geriatrics; infectious disease to cancer.

•                  Affymetrix was named an “Outstanding Corporate Innovator for 2004” by the Product Development & Management Association. In addition, Affymetrix received the R&D 100 Award from R&D Magazine for the GeneChip Scanner 3000 with AutoLoader.

Financial Outlook

For fiscal year 2004, the Company maintains its previous guidance of product and product related revenue of around $330-335 million. The Company is raising its guidance for earnings per diluted share from $0.60 to $0.70.

Affymetrix’ management team will host a conference call to review its operating results for the third quarter of 2004 and to provide financial guidance for the remainder of fiscal year 2004.  A live webcast of the conference call can be accessed by visiting the Investor Relations section of the Company’s website at www.affymetrix.com. In addition, investors and other interested parties can listen by dialing domestic: (877) 691-0878; international: (973) 582-2776 on October 20 at 2:00 p.m. Pacific Time.

A replay of the conference call will be available until 5:00 p.m. Pacific Time on October 27, 2004 at the following numbers: domestic: (877) 519-4471; international: (973) 341-3080; passcode for both: #5265716. An archived webcast of the conference call will be available under the Investor Relations section of the Company’s website at www.affymetrix.com.

About Affymetrix

Affymetrix is a pioneer in creating breakthrough tools that are driving the genomic revolution. By applying the principles of semiconductor technology to the life sciences, Affymetrix develops and commercializes systems that enable scientists to improve the quality of life. The Company’s customers include pharmaceutical, biotechnology, agrichemical, diagnostics and consumer products companies as well as academic, government and other non-profit research institutes. Affymetrix offers an expanding portfolio of integrated products and services, including its integrated GeneChip platform, to address growing markets focused on understanding the relationship between genes and human health. Additional information on Affymetrix can be found at www.affymetrix.com.

All statements in this press release that are not historical are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act as amended, including statements regarding Affymetrix’ “expectations,” “beliefs,” “hopes,” “intentions,” “strategies,” or the like.  Such statements, including Affymetrix’ financial outlook for 2004, are subject to risks and uncertainties that could cause actual results to differ materially for Affymetrix from those projected, including, but not limited to, risks of the Company’s ability to achieve and sustain higher levels of revenue, higher gross margins, reduced operating expenses, market acceptance, personnel retention, global economic conditions, the fluctuations in overall capital spending in the academic and biotechnology sectors, changes in government funding policies, unpredictable fluctuations in quarterly revenues, uncertainties related to cost and pricing of Affymetrix products, dependence on collaborative partners, uncertainties relating to sole source suppliers, uncertainties relating to FDA and other regulatory approvals, competition, risks relating to intellectual property of others and the uncertainties of patent protection and litigation.  These and other risk factors are discussed in Affymetrix’ Form 10-K for the year ended December 31, 2003 and other SEC reports, including its Quarterly Reports on Form 10-Q for subsequent quarterly periods.  Affymetrix expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Affymetrix’ expectations with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

PLEASE NOTE:

Affymetrix, the Affymetrix logo and GeneChip are trademarks owned or used by Affymetrix, Inc.  CustomExpress is a trademark of Affymetrix, Inc.

— Financial Charts to Follow —

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

(UNAUDITED)

	September 30, 2004	December 31, 2003
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$26,369	$275,928
Available-for-sale securities	155,359	183,955
Accounts receivable	65,823	71,343
Inventories	19,807	22,632
Prepaid expenses and other current assets	7,683	7,443
Total current assets	275,041	561,301
Property and equipment, net	62,630	62,611
Acquired technology rights, net	65,578	27,818
Goodwill	18,601	18,601
Notes receivable from employees	2,715	1,500
Other assets	27,443	28,333
	$452,008	$700,164

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$52,960	$71,044
Deferred revenue — current portion	31,932	30,019
Convertible subordinated notes — short-term	—	267,460
Total current liabilities	84,892	368,523
Deferred revenue — long-term portion	33,064	43,346
Other long-term liabilities	4,299	3,240
Convertible notes	120,000	120,000
Stockholders’ equity:
Common stock	608	595
Additional paid-in capital	393,270	370,304
Notes receivable from stockholders	—	(428)
Deferred stock compensation	(4,270)	(5,185)
Accumulated other comprehensive loss	(1,749)	(1,572)
Accumulated deficit	(178,106)	(198,659)
Total stockholders’ equity	209,753	165,055
	$452,008	$700,164

Note 1:

The condensed consolidated balance sheet at December 31, 2003 has been derived from the audited consolidated financial statements at that date included in the Company’s Form 10-K for the fiscal year ended December 31, 2003.

AFFYMETRIX, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Product sales	$62,318	$57,467	$185,073	$153,441
Product related revenue	13,928	13,625	40,961	41,992
Total product and product related revenue	76,246	71,092	226,034	195,433
Royalties and other revenue	2,742	2,349	8,300	8,194
Revenue from Perlegen Sciences	879	2,744	3,920	8,005
Total revenue	79,867	76,185	238,254	211,632

Costs and expenses:
Cost of product sales	17,107	22,393	57,227	56,210
Cost of product related revenue	2,367	2,304	7,299	6,805
Cost of revenue from Perlegen Sciences	569	2,744	3,039	8,005
Research and development	17,791	16,463	52,892	48,990
Selling, general and administrative	26,989	24,092	85,212	76,250
Amortization of deferred stock compensation	267	484	915	1,852
Amortization of purchased intangibles	—	281	—	844
Charge for acquired in-process technology	—	—	—	10,096
Total costs and expenses	65,090	68,761	206,584	209,052
Income from operations	14,777	7,424	31,670	2,580
Interest and other income, net	1,638	2,403	1,773	10,765
Interest expense	(437)	(3,559)	(10,675)	(13,726)

Income (loss) before income taxes	15,978	6,268	22,768	(381)
Income tax provision	(601)	(466)	(2,215)	(1,344)
Net income (loss)	$15,377	$5,802	$20,553	$(1,725)

Basic net income (loss) per share	$0.25	$0.10	$0.34	$(0.03)

Diluted net income (loss) per share	$0.25	$0.10	$0.33	$(0.03)

Shares used in computing basic net income (loss) per share	60,617	58,881	60,300	58,717

Shares used in computing diluted net income (loss) per share	62,688	60,485	62,749	58,717